Exhibit 99.2

Investor Presentation October 2022

2 Disclaimer General This presentation is provided for information purposes only and has been prepared to assist interested parties in making their own evaluation with respect to a potential business combination (the “Potential Transaction”) involving Digital Transformation Opportunities Corp . (“DTOC”) and American Oncology Network, LLC, a Delaware limited liability company (together with its subsidiaries, “AON” or the “Company”), and for no other purpose . The information contained herein does not purport to be all - inclusive and none of DTOC, the Company or their respective affiliates makes any representation or warranty, express or implied, as to the accuracy, completeness or reliability of the information contained in this presentation . Neither the Company nor DTOC has verified, or will verify, any part of this presentation . The recipient should make its own independent investigations and analyses of the Company and its own assessment of all information and material provided, or made available, by the Company, DTOC or any of their respective directors, officers, employees, affiliates, agents, advisors or representatives . You should not construe the contents of this presentation as legal, tax, accounting or investment advice or a recommendation . You should consult your own counsel and tax and financial advisors as to legal and related matters concerning the matters described herein, and, by accepting this presentation, you confirm that you are not relying upon the information contained herein to make any decision . Industry and Market Data ; Trademarks This presentation also contains estimates and other statistical data made by independent parties and by the Company relating to market size and growth and other data about the Company’s industry . This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates . In addition, projections, assumptions, and estimates of the future performance of the markets in which the Company operates are necessarily subject to a high degree of uncertainty and risk . Any trademarks, servicemarks , trade names and copyrights of the Company and other companies contained in this Presentation are the property of their respective owners . Financial Information ; Non - GAAP Financial Measures The financial information and data contained in this presentation has not been audited in accordance with PCAOB standards and does not conform to the requirements of Regulation S - X promulgated by the Securities and Exchange Commission (“SEC”) . Accordingly, such information and data may not be included in, may be adjusted in, or may be presented differently in, any proxy statement, prospectus or other report or document to be filed or furnished by DTOC or the Company with the SEC . Some of the financial information and data contained in this presentation, such as Gross Profit, Gross Profit margin, Adjusted EBITDA and Adjusted EBITDA margin, have not been prepared in accordance with the United States generally accepted accounting principles (“GAAP”) . The Company believes that the use of Gross Profit and Adjusted EBITDA provides an additional tool to assess operational performance and trends in, and in comparing our financial measures with, other similar companies, many of which present similar non - GAAP financial measures to investors . The Company’s non - GAAP financial measures may be different from non - GAAP financial measures used by other companies . The presentation of non - GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial measures determined in accordance with GAAP . The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements . A reconciliation of Gross Profit and Adjusted EBITDA to the most directly comparable GAAP measure is included elsewhere in this presentation . Because of the limitations of non - GAAP financial measures, you should consider the non - GAAP financial measures presented in this presentation in conjunction with AON’s financial statements and the related notes thereto . In addition, this presentation contains run rate financial information with respect to AON’s revenue, gross profit, operating expenses and Adjusted EBITDA based on AON’s quarterly results for the fiscal period ended June 30 , 2022 . Such financial information constitutes forward - looking information, is for illustrative purposes only and should not be relied upon as necessarily being indicative of future results . The assumptions and estimates underlying such financial information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in such financial information . See “Forward - Looking Statements” below and the Risk Factors included at the end of this presentation . Actual results may differ materially from the results contemplated by such financial information contained in this presentation, and the inclusion of such information in this presentation should not be regarded as a representation by any person that the results reflected in such financial information will be achieved . The independent auditors of AON have not audited, reviewed, compiled or performed any procedures with respect to such financial information for the purpose of their inclusion in this presentation, and accordingly, have not expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this presentation . No Offer or Solicitation This presentation shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction . This presentation shall also not constitute an offer to sell or the solicitation of any offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction . No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933 , as amended . INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN . ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE .

3 Disclaimer (Cont.) Additional Information and Where You Can Find It In connection with the proposed Potential Transaction, DTOC intends to file with the SEC a proxy statement, which will be mailed (if and when available) to all DTOC stockholders once definitive, which will serve as a preliminary proxy statement and certain other related documents, and which will be distributed to holders of shares of DTOC common stock in connection with DTOC’s solicitation of proxies for the vote by DTOC stockholders with respect to the Potential Transaction as well as other matters as may be described in the proxy statement . DTOC STOCKHOLDERS AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE POTENTIAL TRANSACTION, AS THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT DTOC, AON AND THE POTENTIAL TRANSACTION . This presentation does not contain all the information that should be considered concerning the Potential Transaction and is not intended to form the basis of any investment decision or any other decision in respect of the Potential Transaction . When available, the proxy statement and other relevant materials for the Potential Transaction will be mailed to stockholders of DTOC as of a record date to be established for voting on the Potential Transaction . DTOC stockholders will also be able to obtain copies of the definitive proxy statement and other documents filed with the SEC, without charge, once available, at the SEC’s website at www . sec . gov . Participants in the Solicitation DTOC and its directors and executive officers may be deemed participants in the solicitation of proxies from DTOC’s stockholders with respect to the Potential Transaction . A list of the names of those directors and executive officers and a description of their interests in DTOC is contained in DTOC’s Annual Report on Form 10 - K for the fiscal year ended December 31 , 2021 , which was filed with the SEC on April 13 , 2022 and is available free of charge at the SEC’s website at www . sec . gov . Additional information regarding the interests of such participants will be contained in the proxy statement for the Potential Transaction . AON and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of DTOC in connection with the Potential Transaction . A list of the names of such directors and executive officers and information regarding their interests in the Potential Transaction will be included in the proxy statement for the Potential Transaction . Forward - Looking Statements This presentation includes forward - looking statements . Forward - looking statements generally relate to future events including future financial or operating performance of DTOC or AON . Forward - looking statements generally relate to future events or DTOC’s or AON’s future financial or operating performance . For example, projections of future revenue and other metrics are forward - looking statements . In some cases, you can identify forward - looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology . Such forward - looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward - looking statements . These forward - looking statements are based upon estimates and assumptions that, while considered reasonable by DTOC and its management, and AON and its management, as the case may be, are inherently uncertain and are inherently subject to risks, variability and contingencies, many of which are beyond DTOC’s and AON’s control . Factors that may cause actual results to differ materially from current expectations include, but are not limited to : (1) DTOC’s ability to complete the Potential Transaction ; (2) the outcome of any legal proceedings that may be instituted against DTOC , the combined company or others following the announcement of the Potential Transaction and any definitive agreements with respect thereto ; (3) the inability to complete the Potential Transaction due to the failure to obtain approval of the stockholders of DTOC to obtain financing to complete the Potential Transaction, including the PIPE investment, or to satisfy other conditions to closing ; (4) the amount of redemption requests made by DTOC’s public stockholders ; (5) changes to the proposed structure of the Potential Transaction that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Potential Transaction ; (6) the ability to meet stock exchange listing standards following the consummation of the Potential Transaction ; (7) the risk that the Potential Transaction disrupts current plans and operations of AON as a result of the announcement and consummation of the Potential Transaction ; (8) the ability to recognize the anticipated benefits of the Potential Transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain key relationships and retain its management and key employees ; (9) costs related to the Potential Transaction ; (10) changes in applicable laws or regulations ; (11) the possibility that AON or the combined company may be adversely affected by other economic, business, and/or competitive factors ; (12) AON’s estimates of expenses and profitability ; (13) the failure to realize anticipated pro forma results or projections and underlying assumptions ; and (14) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward - Looking Statements” in DTOC’s Annual Report on Form 10 - K for the year ended December 31 , 2021 filed with the SEC on April 13 , 2022 and DTOC’s Quarterly Report on Form 10 - Q for the quarter ended March 31 , 2022 filed with the SEC on May 17 , 2022 , in the Proxy Statement relating to the Potential Transaction to be filed with the SEC, and in subsequent filings with the SEC . DTOC and AON caution that the foregoing list of factors is not exclusive or exhaustive and investors should not place undue reliance upon any forward - looking statements, including projections, which speak only as of the date made . If any of these risks materialize or DTOC’s or AON’S assumptions prove incorrect, actual results could differ materially from the results implied by these forward - looking statements . There may be additional risks that neither DTOC nor AON presently know or currently believe are immaterial that could also cause actual results to differ from those contained in the forward - looking statements . In addition, forward - looking statements reflect DTOC’s and AON’s expectations, plans or forecasts of future events and views as of the date of this communication . DTOC and AON anticipate that subsequent events and developments will cause DTOC’s and AON’s assessments to change . However, while DTOC may elect to update these forward - looking statements at some point in the future, DTOC and AON specifically disclaim any obligation to do so, unless required by applicable law . These forward - looking statements should not be relied upon as representing DTOC’s or AON’s assessments as of any date subsequent to the date of this communication . Neither DTOC nor AON gives any assurance that AON or DTOC will achieve its expectations . Accordingly, undue reliance should not be placed upon the forward - looking statements .

4 Digital Transformation Opportunities Corp. Overview ▪ Digital Transformation Opportunities Corp. (“DTOC”) completed its IPO in March 2021 with $333.5 million of cash in trust ▪ DTOC formed to merge with a healthcare business that has a proven business model and a strong value proposition ▪ Led by healthcare a team of seasoned healthcare executives and supported by a board with deep experience in healthcare and te chn ology Kevin Nazemi Chairman & CEO Kyle Francis CFO Brad Fluegel Former CSO Walgreens & Anthem Jim Moffatt Former Global CEO Deloitte Consulting Heather Zynczak Former CMO Pluralsight & Domo Leadership Independent Directors

5 Why DTOC Chose to Partner with AON Scaled Oncology Network with Strong Historical Growth Track Record Fragmented Industry that is Large and Growing Entrepreneurial and Experienced Management Team Reputation for Clinical Excellence Compelling Value Proposition for Patients, Providers, and Payors Well - Positioned to Build a Leading National Platform Robust Platform Capable of Supporting Future Growth Significant Future Growth Potential with Multiple Levers for Growth

Transaction Overview

($Millions, except per share data)

Illustrative Sources & Uses

	Redemption Scenarios	
	0%	75%
DTOC Cash In Trust	$334	$83
Gross PIPE Proceeds	60	60
AON Shareholder Equity Rollover	314	314
Total Sources	**$707**	**$457**
Cash to Balance Sheet	$354	$104
AON Shareholder Equity Rollover	314	314
Secondary Proceeds [1]	8	8
Estimated Transaction Expenses [2]	32	32
Total Uses	**$707**	**$457**

Key Highlights

- AON Equityholders rolling over 100% of existing shares and receiving cash at close for preferred return on certain shares
- AON Equityholders subject to 6-month lock-up
- DTOC sponsor subject to 12-month lock-up
- DTOC sponsor subject to 35% earnout (20% of sponsor shares vest at $12.50 threshold and 15% of sponsor shares vest at $15.00 threshold)

Illustrative Pro Forma Valuation

	Redemption Scenarios	
	0%	75%
Redemption Price	$10.00	$10.00
(x) PF Shares Outstanding (mm) [3]	81	56
Pro Forma Equity Value	**$814**	**$564**
(+) Estimated Net Debt at Closing [4]	36	36
(-) New Cash to Balance Sheet	(354)	(104)
Pro Forma Enterprise Value	**$497**	**$497**

Illustrative Post-Transaction Ownership [3]



0% Redemptions
6.7%
7.4%
45.0%
40.9%
75% Redemptions
9.6%
10.6%
14.8%
65.0%
AON Equityholders[5]
SPAC Shareholders
PIPE Investors
SPAC Sponsor

1) *Reflects accrued preferred return on existing shareholder investments based on illustrative closing date of February 28, 2023.*
2) *Illustrative and subject to change.*
3) *Includes 31.4 million rollover equity shares, 5.3 million share equity incentive program, 6.0 million PIPE shares, and 5.4 million SPAC sponsor shares, and 8.3/33.4 million (75%/0% redemptions) DTOC public investor shares. Does not include impact of dilution from 8.3 million public warrants and 6.1 million private warrants (both with a $11.50 strike price), and 2.9 million SPAC sponsor earnout shares (with 1.7 million triggering at $12.50 and 1.3 million triggering at $15.00 per share). Existing shareholders are subject to a 6-month lock-up; SPAC sponsor is subject to a 12-month lock-up. "Up-C" transaction structure with existing owners of AON holding economic, non-voting interests in an LLC and non-economic, voting interests in the public company and all other stockholders holding economic, voting interests in the public company.*
4) *Estimated and subject to change based on net debt immediately prior to closing.*
5) *Includes 31.4 million rollover equity shares and 5.3 million share equity incentive program.*

6

Company Overview

AON Leadership

AON AMERICAN ONCOLOGY NETWORK, LLC | Digital Transformation Opportunities Corp.

EXECUTIVE MANAGEMENT TEAM WITH A PROVEN TRACK RECORD OF INDUSTRY LEADERSHIP…



Todd Schonherz
Chief Executive Officer

- Previously, 10 years as COO of Florida Cancer Specialists and Research Institute (FCS), a leader in medical oncology & hematology
- Prior to FCS, 12 years with US Oncology as Senior Vice President and Chief Information Officer
- Over 25 years of consulting and management experience in healthcare for the following organizations:
  - Datamedic Corporation
  - Multum Corporation
  - MedE America
  - FCS
- Undergraduate degree from Pennsylvania State University – Health Policy and Administration



Dave Gould, CPA
Chief Financial Officer

- Previously, 5 years at ApolloMD, a physician and APC operated multispecialty practice partnering with top hospitals, teaching facilities and health systems across the country, with 3 years as CFO
- Prior to ApolloMD, served ~10 years in progressively senior positions and ultimately as the VP of Finance & Assistant Treasurer at Cumulus Media
- Over 20 years of management experience for the following organizations:
  - Regency Hospital Company
  - Mariner Heathcare
  - Centennial Healthcare
  - Ernst & Young, LLP
- B.S. in Accounting from the University of Maryland



Brad Prechtl, MBA
President and Chief Development Officer

- Previously Over 30 years as CFO and CEO of various healthcare organizations including:
  - Arthur Andersen
  - Coopers & Lybrand
  - University of Pittsburgh Medical Center
  - PhyCor
  - US Oncology
  - Crozer Keystone Health Network
  - Physician Oncology Services
  - FCS
- Undergraduate degree from West Virginia University – Accounting
- MBA from the University of Pittsburgh, passed the CPA exam

…SUPPORTED BY DEEP BENCH OF HIGHLY EXPERIENCED FUNCTIONAL EXPERTS



Kristin Matisziw
Chief Compliance & Risk Officer



Mark Moch
Chief Information Officer



Shelly Glenn
Chief Growth & Relationship Officer



James Gilmore
Chief Pharmacy & Procurement Officer



Melody Chang
Vice President Pharmacy Operations



Curtiss McNair
Vice President Laboratory Services



Guy Messer
Vice President Radiation & Radiology



Katie Goodman
Vice President Clinical Research

8

Scaled Oncology Network with Strong Growth Track Record

AON AMERICAN ONCOLOGY NETWORK, LLC | Digital Transformation Opportunities Corp.

AON has built an impressive footprint of 71 locations with 107 physicians across 24 practices and 18 states since AON commenced operations in September 2018

RAPIDLY GROWING NATIONAL PLATFORM…

AON Practices

Partner (Panacea) Oncology (WA)
Vista Oncology (WA)
Summit Cancer Centers (WA)
Gem State Cancer & Blood Specialists (ID)
Hope Cancer Care (NV)
Cancer & Blood Specialists of Arizona
Desert Hematology Oncology (AZ)
Heartland Oncology (IA)
Oncology Hematology Associates (MO)
Genesis Cancer & Blood Institute (AR)
Hematology Oncology Clinic (LA)
Michigan Cancer Specialists (MI)
Hematology Oncology of Indiana



WA
OR
ID
MT
ND
MN
WI
MI
ME
VT
NH
NY
MA
CT
RI
SD
WY
NV
CA
UT
CO
NE
IA
IL
IN
OH
PA
NJ
MD
DE
DC
WV
VA
KS
MO
KY
NC
TN
SC
AZ
NM
OK
AR
MS
AL
GA
LA
TX
FL

AON Practices *(Cont.)*

Zangmeister Cancer Center (OH)
Hematology Oncology Center (OH)
Greater Washington Oncology Associates (MD)
Center for Cancer & Blood Disorders (MD)
Oncology/Hematology of Loudoun & Reston (VA)
Cancer & Blood Specialists of NOVA (VA)
Messino Cancer Centers (NC)
Low Country Cancer Care (SC)
Georgia Oncology Hematology Consultants (GA)
Trident PET/CT of Savannah (GA)
Cancer & Blood Specialists of Georgia

…WITH PROVEN MOMENTUM AND DEMONSTRATED ABILITY TO CONTINUE EXPANSION

SEP 18	NOV 18	JAN 19	MAY 19	JUL 19	AUG 19	NOV 19	DEC 19	JAN 20	MAY 20	JUL 20	AUG 20	SEP 20	FEB 21	MAR 21	MAY 21	AUG 21	NOV 21	SEP 22
Genesis; Hematology Oncology Clinic	Oncology/Hematology of Loudoun and Reston	Zangmeister Cancer Center	Hematology Oncology of Indiana	Hope Cancer Care of Nevada	HOC	Heartland; OHA Oncology Hematology Associates	Vista Oncology	Messino Cancer Centers	Cancer & Blood Specialists of NOVA; The Center for Cancer and Blood Disorders	Michigan Cancer Specialists	Partner Oncology; Georgia Oncology and Hematology Consultants	Low Country Cancer Care	Cancer & Blood Specialists of Arizona	GWOA Greater Washington Oncology Associates	Summit Cancer Centers	Trident PET/CT of Savannah	Desert Hematology Oncology; Pinal Cancer & Surgery Center	Cancer and Blood Specialists of Georgia

9

The AON Value Proposition

AON AMERICAN ONCOLOGY NETWORK, LLC | Digital Transformation Opportunities Corp.

"Patient First" approach and comprehensive offering ensures high quality and efficient patient service

- **AON provides personalized care in smaller community settings by Board-certified medical oncologists and practitioners with the time and desire to understand patients and customize treatment plans for each patient's unique needs**
  - Centralized key clinical and administrative functions ensures that the patient's care is the primary goal
  - Care management professionals assist with symptom management, nutritional guidelines, social work, and supportive services
  - Access to innovative treatment options, including cancer drugs studied in clinical trials conducted in AON's community oncology practices
- **Significant investment in resilient, integrated technology platform which includes a robust decision support tool and analytics engine**
- **AON has developed compliance material that meets OIG's guidelines**
  - Over 450 SOPs ensure consistency and optimal patient experience

COMPREHENSIVE ONCOLOGY SERVICE OFFERINGS PROVIDED VIA THE AON NETWORK


AON Services
Revenue Cycle and Purchasing
Information Technology
Human Resources
Exec and Senior Management
Accounting, Compliance, and Legal
Managed Care Contracting
Credentialing
Research
Transitions
Care Management
Central Ancillaries
Marketing
Clinic Activities
Intake/Registration
Scheduling
Triage
Admixture
Infusion Services
Local Laboratory
Clinical Staff
Local Practice Management
Practice Activities
Physician Activities
Physician APP's
Real Estate
Marketing
Capital Budgeting
Physician Comp Formula
Research Participation

10

Reputation for Clinical Excellence

AON AMERICAN ONCOLOGY NETWORK, LLC | Digital Transformation Opportunities Corp.

AON has established a reputation for clinical excellence by following a standard care management process which results in delivering consistent, high-quality care across the platform

STANDARDIZED CARE MANAGEMENT PROCESS ACROSS THE AON PLATFORM…

Diagnosis
- Diagnosis is determined following a patients' first visit, or after labs and scans are received by providers
- Care Management programs are initiated immediately following a patient's diagnosis

Navigation
- Patients complete new patient paperwork, including detailing their family history and mental state
- Following completion of new patient paperwork, patients are granted access to an online portal to navigate their care journey

Active Care Management
- Patients receive active care management throughout their treatment lifecycle
- Care managers call patients monthly or as requested by physicians or patients
- Nutrition, pain and performance, and psych / social support services are available to patients; with triage events provided as needed

Survivorship
- Follow NCCN guidelines for survivorship, patients receive 3 monthly calls during Year-1
- Follow up calls are placed to patients after all planned activities including labs, scans, and physician visits
- Survivorship clinic sessions are set up physicians to ensure patients are compliant and following protocol

…AND COMPREHENSIVE COMPLIANCE PROGRAM…

- **Platform-wide access to comprehensive compliance programs**
- **Annual centralized compliance training program that is designed to meet regulatory requirements**
- **24 x 7 x 365 compliance hotline**
- **Dedicated resources to respond to all 3rd party and government audit requests**

…DRIVES TANGIBLE CLINICAL EXCELLENCE

~96%
Physician Quality Score

~94%
CMS Quality Score: Pain Intensity Quantified

~89%
CMS Quality Score: Plan of Care for Pain

11

12 Strong Team - Oriented Culture AON’s team - focused and values - driven culture promotes loyalty and trust from providers and staff, leading to strong clinical outcomes CONTINUOUSLY ALWAYS RESPECTFULLY EXCEED Support the Patient Do the Right Thing Engage Expectations Delivers results by providing compassionate oncology and hematology services with continued focus on the patient Committed to personal excellence, accountability, and integrity; abiding by the highest regulatory standards, performing in the most ethical manner, and taking responsibility for actions Foster positive relationships, encourage diversity of thought, and promote trust among teams and customers; encouraging healthy debate and respect the thoughts and opinions of others; believing that talent, skills, and expertise are most important Striving to provide excellence in all things; creating a standard of caring that goes above and beyond while embracing change in support of continuous improvement for patients DRIVEN BY C.A.R.E. VALUES… …AON FOSTERS A STRONG TEAM - ORIENTED CULTURE WHICH SUPPORTING EXC EPTIONAL CLINICAL CARE DELIVERY Enriching the Patient Experience By supporting the delivery of true Value Based Care (“VBC”) through participation in the Oncology Care Management (“OCM”) model and enhanced services such as care management Clinics can access new revenue streams by onboarding new service lines such as clinical lab, pathology, and an oral oncolytic pharmacy Partnerships are collaborative and allow for practice autonomy; leveraging the platform as a resource but, ultimately, implemented locally Improving the Lives of Those Who Practice Medicine 100% Physician Led and GovernedLB0

Compelling Value Proposition to Patients, Providers, and Payors

AON AMERICAN ONCOLOGY NETWORK, LLC | Digital Transformation Opportunities Corp.

AON's platform provides a compelling value proposition for all stakeholders – patients, providers, and payors

1 Patients

- Quality providers, continuous clinical improvements and ancillary services such as pathology, pharmacy, care management, and access to clinical trials set a high standard of patient care
- Optimization of support services allows providers the opportunity to maximize time serving patients
- "Whole-person care" addressing patients' mental and spiritual health
- Delivery of true VBC through participation in the Oncology Care Model and enhanced services
- "Patient first" approach has resulted in a 94% Patient Satisfaction Score

2 Providers

- Strong culture, leading clinical reputation, and attractive physician ownership model enable AON to attract and retain the best providers in a competitive market
- Proven practice management expertise, driving practice growth by providing outstanding back-office support including managed care services, drug procurement, and revenue cycle management
- Access to new revenue streams through centralized ancillaries such as clinical lab, pathology, and oral oncolytic pharmacy enables practice growth
- Differentiated, provider-centric culture attracts the industry's leading providers and underpins ~90% retention
- ~96% Physician Quality Score and ~94% Physician Staging Score

3 Payors

- Experienced and knowledgeable centralized Payer Strategy & Relations team coordinates with practices to maintain close relationships with all payors across the AON platform
- Robust suite of solutions offered to practices to drive cost savings for payors, addressing three major cost drivers: variable use of drugs and diagnostics during treatment, deterioration of patient health between treatments, and ineffective interventions near the end of life
- Optimized revenue cycle management function generating operational efficiencies and cost savings shared with payors

13

Fragmented Industry that is Large and Growing

AON AMERICAN ONCOLOGY NETWORK, LLC | Digital Transformation Opportunities Corp.

AON is well-positioned to take share in a rapidly growing, non-cyclical industry with increasing clinical needs

INDUSTRY TAILWINDS

- **~$177B market expected to grow to ~$314B by 2026[(1)]**
- **Advancements in treatment have enabled a resulting decline in annual cancer deaths from 215 per 100,000 people in 1991 to 149 per 100,000 people in 2018 (31% decline)[(2)]**
  - Translates to 3.2M fewer cancer deaths over the same time period[(2)]
- **Recent treatments tailored to the specific genomic sequence of each patient's tumor have continued to drive growth in the oncology market[(3)]**
  - AON is well positioned to capitalize on this growth given the Company's hands-on "patient-first" model, in-house pathology lab, and full-service oral oncolytic pharmacy
- **Tremendous focus on research and clinical studies as five-year survival rates for cancer diagnoses remain below 50%**

RISING INVESTMENTS IN ONCOLOGY CARE

20%
of U.S. GDP Spent on Healthcare

2x
Spend Per Person Compared to OECD Average[(5)]

75%
Increase in Cancer Treatment Pipeline Since 2015[(4)]

9.5%
of U.S. Adults Have Been Diagnosed with Cancer[(6)]

ADVANTAGES OF COMMUNITY-BASED CLINICS

- **Average savings of ~$25K per patient per month compared to hospitals**
- **Costs are lower per month across all tumor types**
- **Provides cancer services from diagnosis, to treatment, to survivorship**
- **Oncologists keep pace with new therapies and advancements to provide the most effective cancer treatments**
- **Provides patients with greater access to a wide array of clinical trials**

1) BCC Research Global Oncology Pharmaceuticals Market Report.
2) American Cancer Society 2021 Report.
3) PRNewswire Global Oncology Pharmaceuticals Market Report.
4) IQVIA Institute 2021 Global Oncology Trends Report.
5) World Health Organization (WHO) 2019.
6) CDC – Interactive Summary Health Statistics for Adults 2019.

14

Resulting in an Increasing Need for Clinical Care

AON AMERICAN ONCOLOGY NETWORK, LLC
Digital Transformation Opportunities Corp.

Demographic trends, secular tailwinds, and fragmented community-based oncology practices facing pricing pressure will drive increased demand for oncology services and favor national oncology networks with scale

- **The number of cancer cases through 2040 is expected to grow ~5x faster than population growth[1]**
- **Aging demographic will drive increased oncology spend**
  - U.S. population age 65+ will increase by ~2x and comprise 23.4% of the total U.S. population by 2060[2]
  - The number of adults age 65+ will exceed the number of children for the first time by 2035[2]
  - Peak cancer incidences among those aged 65 to 74 will result in a significant rise in the number of people diagnosed with cancer
- **As the oncology market continues to grow, research & development and clinical trials will remain key areas of investment as stakeholders look to accelerate time to market**

GROWTH DRIVERS

- Increased Prevalence of Cancer
- Aging Population
- Strong Focus on Research
- Investment in Tailored Treatments

VAST & FRAGMENTED INDEPENDENT PROVIDER BASE IN THE U.S.

~12,700
Oncologists

~1,720
Oncology Practices


~76%
Practices employ 1-5 oncologists


~97%
Practices have fewer than 5 sites

INCREASING ONCOLOGY CONSOLIDATION [3]

Community Oncology Clinics Consolidated


7% CAGR
865
1,254
1,447
1,581
1,653
1,748
2010
2012
2014
2016
2018
2020

1) Journal of Clinical Oncology.
2) U.S. Census Bureau, Population Projections.
3) Represents community oncology clinics and/or practices that have closed, been acquired by hospitals, merged, or reported financial struggles (Source: 2020 Community Oncology Alliance Practice Impact Report).

15

16 AON Has Multiple Levers for Growth ▪ Significant growth embedded within existing business • Existing physician base will grow as AON drives deeper penetration of ancillaries and new physicians join practices that are alr eady part of the AON network (i.e., physician recruitment) • AON invested heavily in corporate infrastructure over the past two years as part of its separation from Florida Cancer Specia lis ts, which should lead to significant embedded operating leverage now that AON has a standalone corporate infrastructure ▪ New service lines will drive growth from existing physician base and attract new physicians to network • Launching “AON Light”, a lighter touch offering that allows physicians à la carte access to AON network • Partnering with Quantum Molecular Informatics (QMI) to receive data licensing revenue currently captured by PBMs and payors • Implementing value - based care models to allow physicians to participate in new revenue models ▪ Accelerated inorganic growth with additional capital through a more aggressive approach to M&A • Historically, AON has not been capitalized to pursue an aggressive M&A strategy and has not historically paid physicians any upf ront consideration, limiting the addressable universe of potential targets • A more robust service offering as well as flexibility in deal structuring can accelerate AON’s M&A efforts Organic Growth ▪ Scale existing ancillaries – clinical trials, specialty pharma, in - house pathology, etc. ▪ Increase drug discounts Physician Growth ▪ Drive organic growth (recruitment) to existing practices ▪ Ramp M&A activities Expansion of Service Offerings ▪ Grow AON Light service line to expand TAM ▪ Implement QMI partnership to monetize physician data Value - Based Care ▪ Introduce new payment models to support growth of VBC ▪ Partner with payors and health systems on VBC contracts

17 $5 $25 $15 $36 $0 $5 $10 $15 $20 $25 $30 $35 $40 2019 2020 2021 Q2 '22 RR $28 $47 $73 $73 $40 $100 $132 159 $67 $147 $205 $233 $0 $50 $100 $150 $200 $250 $300 2019 2020 2021 Q2 '22 RR Adjusted Corporate Overhead Clinical Salaries & Benefits $72 $172 $220 $269 $0 $50 $100 $150 $200 $250 $300 $350 2019 2020 2021 Q2 '22 RR $320 $724 $944 $1,160 $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 2019 2020 2021 Q2 '22 RR Financial Summary NOTE: Q2 Run Rate figures are unaudited. 1) Gross Profit is a non - GAAP measure. See next page for details. 2) Adjusted Corporate Overhead is a non - GAAP measure. See next page for details. Revenue Gross Profit 1 Operating Expenses Adjusted EBITDA 3 3) Adjusted EBITDA is a non - GAAP measure. See next page for details. 4) Calculated as Q2 2022 results multiplied by 4 but adjusted to pro rate for $1 million annual Medicare payment received during Q2 of each year. 4 4 4 4 Significant investment in overhead during 2021 to build out AON corporate platform to support future growth 2 Starting to realize operating leverage on 2021 platform investment ($Millions)

18 Reconciliation of Non - GAAP Financials NOTE: Non - GAAP financials are unaudited figures. 1) Includes accrual for Washington state B&O tax. 2) Calculated as Q2 2022 results multiplied by 4 but adjusted to pro rate for $1 million annual Medicare payment received during Q2 of each year. 2 Fiscal Year Ending December Q2 '22 ($Millions) 2019A 2020A 2021A Run Rate Revenue $320 $724 $944 $1,160 Infusion & Oral Pharmacy Expenses 244 545 715 879 Medical & Lab Expenses 4 7 8 13 Gross Profit (Non-GAAP) $72 $172 $220 $269 Gross Profit (Non-GAAP) $72 $172 $220 $269 Clinical Salaries & Benefits 40 100 132 159 Adjusted EBITDA (Non-GAAP) 5 25 15 36 Adjusted Corporate Overhead (Non-GAAP) $28 $47 $73 $73 Net Income $3 $22 $3 $20 Income Tax Expense 1 (0) 1 1 1 Interest Expense 1 1 1 3 Depreciation & Amortization 1 3 4 3 Non-cash Stock Comp 0 0 0 - Restructuring Expenses - - - 5 Accrual Timing Corrections - - - 4 Other Non-Recurring Expenses (0) (2) 5 1 Adjusted EBITDA (Non-GAAP) $5 $25 $15 $36

Appendix

20 Case Studies: Successful AON Partnership THE CHALLENGE ▪ Overcome limited resources and achieve economies of scale to improve overall quality performance and optimize the use of resources ▪ To optimize patient care and ramp up services without increasing costs to the patient, Genesis joined AON ▪ After joining AON, Genesis could offer patients an unprecedent level of care – including nutritional care and behavioral services – without adding to its headcount ▪ AON begins providing the center full - time support services, including; human resources, legal, and other professional services to ease the burden of Genesis’ employees and allow them to focus on their degree of expertise THE AON PARTNERSHIP ▪ Provide affordable care to patients without burdening them with the exorbitant costs for treatment, particularly when delivered in a hospital setting ▪ Partnering with AON has allowed Hematology Oncology Clinic (“HOC”) to enhance its existing programs while helping to create new ones − Enabled HOC to join CMS’ OCM program which seeks to provide higher quality, more highly coordinated care at lower costs; and AON’s pathology program which provides industry leading turn around times ▪ Leveraged AON’s in - house specialty pharmacy to provide access to cutting - edge medications quicker than before; reducing patient wait times from an average of two weeks to an average of four days ▪ AON provided continuous support as HOC severed ties with a local hospital and moved to a new location and built a new 17,000 square - foot location THE CHALLENGE THE AON PARTNERSHIP

Case Studies: Successful AON Partnership *(Cont.)*

AON AMERICAN ONCOLOGY NETWORK, LLC | Digital Transformation Opportunities Corp.

ZANGMEISTER CANCER CENTER
A DIVISION OF AMERICAN ONCOLOGY PARTNERS, P.A.

THE CHALLENGE

- Provide cost effective community-based care and realize the full potential of clinical drug prescriptions without having to sacrifice autonomy

THE AON PARTNERSHIP

- Enables Zangmeister to implement VBC and OCM models and strengthen its revenue streams
- Allows and encourages the Zangmeister physicians to practice independently, and continue to make clinical decisions based on what is in the best interest of their patients
- Increased patients' access to financial assistance counselors and to charitable foundations, as well provided patients care management programs for the first time
- Leveraged AON's pharmacy and payer contracts to increase clinical drug prescription fill rates from ~50% to 75% – 80%

Messino Cancer Centers

THE CHALLENGE

- After partnering with a local hospital, Messino Cancer Center ("MCC") sought to join a national network of oncologists that would allow it to keep pace with the rapidly changing healthcare industry

THE AON PARTNERSHIP

- AON immediately begins providing MCC support and expertise on revenue cycle management, credentialing, IT infrastructure, marketing, procurement, and access to their in-house pathology lab
- MCC is enabled to add sub-specialties to its practice; physicians can now focus on breast, lung, and prostate cancer, as well as brain tumors and hematologic malignancies
- Leveraged AON partnership as a recruiting tool to attract and retain high-caliber oncologists and support staff
- Increased patient care by providing better access to clinical trials and AON's full-service oral oncolytic pharmacy

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Summary Risk Factors

Summary Risk Factors

All references to "AON," "we," "us," "our" or the "Company" refer to the business of American Oncology Network, LLC and its affiliates. The risks presented below are certain of the general risks related to the business of the Company, Digital Transformation Opportunities Corp. ("DTOC") and the proposed transactions between the Company and DTOC (the "Potential Transaction"), and such list is not exhaustive. The list below has been prepared solely for the inclusion in this investor presentation and not for any other purpose. Accordingly, the list below is qualified in its entirety by disclosures contained in future documents filed or furnished with the United States Securities and Exchange Commission ("SEC"), including the documents filed or furnished by the Company, DTOC, or the combined company. In connection with the Potential Transaction. The risks presented in such filings will be consistent with those that would be required for a public company in their SEC filings, including with respect to the business and securities of the Company and DTOC and the Potential Transaction between the Company and DTOC, and may differ significantly from and be more extensive than those presented below.

Business and Business Development Risks:

- Our growth strategy depends on our ability to affiliate with new physician practices and grow our existing affiliated physician practices to service our contracts and treat our patients, and if we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service, retain existing patients, service new patients or adequately address competitive challenges.
- Our services are concentrated in certain geographic areas and populations exposing us to unfavorable changes in local benefit costs, reimbursement rates, competition, and economic conditions.
- We primarily depend on reimbursement from third-party payors, as well as payments by individuals, which could lead to delays, denials, or uncertainties in the reimbursement process.
- We may not be able to successfully enter into third-party payor contracts on favorable terms, and renegotiation, non-renewal or termination of our third-party payor contracts, including capitation agreements with health plans, could have a material adverse effect on our business, results operations, financial condition, and cash flows.
- We cannot predict the effect that healthcare reform and other changes in government programs may have on our business, financial condition or results of operations.
- Reductions in Medicare reimbursement rates or changes in the rules governing the Medicare program could have a material adverse effect on our financial condition and results of operations
- Competition for physicians and clinical personnel, including nurses, shortages of qualified personnel, or other labor market factors could increase our labor costs and adversely affect our revenue, growth rate, profitability, and cash flows.
- If we are unable to attract and retain highly qualified physicians, medical professionals and other personnel, our ability to execute our day to day patient care and growth plan will be adversely impacted.
- We have a national footprint that requires reliance on highly effective local practice management and a failure to effectively manage local practices could adversely impact out business.
- If our network physicians are unable to provide consistently high quality of care, our business will be adversely impacted.
- We may become subject to medical liability claims, which could cause us to incur significant expenses, may require us to pay significant damages if not covered by insurance, and could harm our business.
- If certain of our drug suppliers do not meet our needs, if there are material price increases on supplies, if we are not reimbursed or adequately reimbursed for drugs we purchase or if we are unable to effectively access new technology or superior products, it could negatively impact our ability to effectively provide the services we offer and could have a material adverse effect on our business, results of operations, financial condition, and cash flows.
- We depend on certain service providers to perform services that are integral to the functioning of our business and our ability to provide care to patients of our affiliated practices, and a disruption to any of those services could negatively impact our business.
- If we are unable to protect the confidentiality of our know-how and other proprietary and internally developed information, the value of our technology could be adversely affected.

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AON AMERICAN ONCOLOGY NETWORK, LLC | Digital Transformation Opportunities Corp.

Summary Risk Factors *(Cont.)*

Operational Risks and Risks Related to Our Industries:

- A pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide, including the outbreak of the novel strain of coronavirus disease, COVID-19, could adversely affect our business, financial condition, results of operations and growth.
- Climate change, extreme weather events, earthquakes and other natural disasters could adversely affect our business. In particular, Fort Myers, Florida where our headquarters are located, experienced significant damage in the wake of Hurricane Ian. We may not fully realize Hurricane Ian's impact on Fort Myers for some time, and Fort Myers is likely to be adversely impacted by other severe storms and/or hurricanes in the future.
- Actual or perceived failures to comply with applicable data protection, privacy and security, advertising and consumer protection laws, regulations, standards and other requirements pertaining to personally identifiable and sensitive health information could adversely affect our business, financial condition, and results of operations.
- We depend on our information technology systems, and those of our third-party vendors, contractors, and consultants, and any failure or significant disruptions of these systems, security breaches or loss of data could materially adversely affect our business, financial condition, and results of operations.
- New technology options provide promising results to patients and our inability to keep up with and/or fund such technology improvements could negatively impact patient outcomes and/or drive patients to seek treatment from competitors who have access to such advanced technology.
- Our centers and affiliated physician practices may be subject to third-party payor audits, which, if adversely decided against us or affiliated physician practices, may have a material effect on our results of operations and financial condition.
- Third-party payors and other entities, such as pharmacy benefit managers, continue to take action to manage and/or control the utilization and cost of drugs and medical devices and could have an adverse impact on our ability to procure such drugs and medical devices.
- We could be adversely affected by increases in the cost to procure drugs.
- We could be adversely affected by drug shortages that prevent us from providing certain treatments.
- Risk-based payment models are becoming increasingly common, which is a challenge in the oncology space as cancer is life-threatening and treatment can also have life-threatening side effects. If we cannot meet requirements of such risk-based or quality-based payment programs, our business may suffer.
- Social determinants of health may impact the outcome of patient treatment and thus the ability to participate successfully in risk-based or quality-based care payment programs.

Risks Related to Regulatory, Legal and Compliance Matters:

- We are subject to extensive fraud, waste, and abuse laws that may give rise to federal and state audits, investigations, lawsuits and claims against us, the outcome of which may have a material adverse effect on our business, financial condition, cash flows, or results of operations. We cannot control the amendment of existing laws or the government's interpretation of such laws, which may restrict our ability to operate our business.
- Laws regulating the corporate practice of medicine and fee splitting with physicians, and changes to such laws, could restrict the manner in which we are permitted to conduct our business, and the failure to comply with such laws could subject us to penalties or require a restructuring of our business.
- We are dependent on our relationships with the AON professional corporations, which are affiliated professional entities that we do not own, to provide healthcare services, and our business would be harmed if those relationships were disrupted or if our arrangements with the AON professional corporations become subject to legal challenges.
- If our agreements or arrangements with any physician equityholder of our AON professional corporations are deemed invalid under applicable laws or are terminated as a result of changes in such laws, or if there is a change in accounting standards by the Financial Accounting Standards Board or the interpretation thereof affecting consolidation of entities, it could have a material adverse effect on our consolidation of total revenues derived from such practices.
- Some jurisdictions preclude us from entering into noncompete agreements with our physicians, and other non-compete agreements and restrictive covenants applicable to certain physicians and other clinical employees may not be enforceable.
- We cannot predict changes in laws and healthcare reform legislation that could limit our ability to operate our business and generate profit.
- We and our AON professional corporations are subject to federal, state, and local laws and regulations that govern our employment practices, including minimum wage, living wage, and paid time off requirements. Failure to comply with these laws and regulations, or changes to these laws and regulations that increase our employment related expenses, could adversely impact our operations.

24

Summary Risk Factors *(Cont.)*

Risks Related to AON and the Potential Transaction:

- The Company will incur significant legal, accounting, and other costs and obligations as a result of being a newly public company.
- Provisions in the combined company's charter and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for the combined company's common stock.
- The combined company's charter will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees, or stockholders.
- The combined company's charter will renounce any interest or expectancy that we have in certain corporate opportunities that may be presented to our officers, directors, or stockholders or their respective affiliates, other than those officers, directors, stockholders, or affiliates who are our or our subsidiaries employees. As a result, these persons will not be required to offer certain business opportunities to us and may engage in business activities that compete with us.

Risks Related to DTOC and the Potential Transaction:

- There are material risks to unaffiliated investors presented by taking AON public through a business combination rather than through an underwritten offering.
- Directors of DTOC have potential conflicts of interest in recommending that its stockholders vote in favor of approval of the Potential Transaction.
- DTOC's initial stockholders, officers and directors have agreed to vote in favor of the Potential Transaction, regardless of how its public stockholders vote.
- DTOC's warrants are accounted for as derivative liabilities and the changes in value of DTOC's derivative liabilities could have a material effect on DTOC's financial results.
- DTOC and, following the Potential Transaction, AON, may face litigation and other risks as a result of any material weaknesses that may be identified in DTOC's internal control over financing reporting.
- The combined company may invest or spend the proceeds of the Potential Transaction in ways with which the investors may not agree or in ways which may not yield a return.
- Each of DTOC and AON have incurred and will incur substantial costs in connection with the Potential Transaction such as legal, accounting, consulting and other advisory fees, and may incur fees in connection with any financing transactions which will be paid out of the proceeds of the Potential Transaction.
- The ability of DTOC's public stockholders to exercise redemption rights with respect to a large number of shares could deplete DTOC's trust account prior to the Potential Transaction and thereby diminish the amount of working capital of the combined company.
- Subsequent to the consummation of the Potential Transaction the combined company may be required to take write downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.
- Uncertainty about the effect of the Potential Transaction may affect AON's ability to retain key employees and integrate management structures and may materially impact the management, strategy and results of operation as a combined company.
- Neither the DTOC board of directors nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Potential Transaction.
- The consummation of the Potential Transaction is subject to a number of conditions, including a minimum cash condition, which can be satisfied by amounts in the DTOC trust account and the proceeds of any financings entered into in connection with the Potential Transaction. If those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Potential Transaction may not be completed.
- If the Potential Transaction's benefits do not meet the expectations of investors or securities analysts, the market price of the post-combination entity's securities may decline.
- Legal proceedings in connection with the Potential Transaction the outcomes of which are uncertain, could delay or prevent the completion of the Potential Transaction.
- Changes to the proposed structure of the Potential Transaction may be required as a result of applicable laws or regulations.
- AON will incur significant expenses as a result of being a public company which could materially adversely affect AON's business, results of operations and financial condition.
- DTOC and AON will be subject to business uncertainties and contractual restrictions while the Potential Transaction is pending and such uncertainty could have a material adverse effect on DTOC's and AON's business, financial condition and results of operations.
- DTOC does not have a specific redemption threshold. The absence of such a redemption threshold may make it possible for DTOC to complete its initial business combination with which a substantial majority of its stockholders or warrant holders do not agree.

25

26 Summary Risk Factors (Cont.) Risks Related to DTOC and the Potential Transaction (Continued): ▪ The ability of DTOC and AON to consummation the Potential Transaction may be adversely affected by the status of the equity a nd debt markets. ▪ Past performance by entities affiliated with DTOC or its sponsor, including the DTOC management team, may not be indicative o f t he future performance of DTOC’s business combination with AON. ▪ Third parties may assert that DTOC’s employees or consultants have wrongfully used or disclosed confidential information or m isa ppropriated trade secrets. ▪ DTOC’s board of directors did not obtain a third - party valuation or fairness opinion in determining whether or not to proceed wi th the Business Combination. ▪ A market for the combined company’s securities may not develop, which would adversely affect the liquidity and price of such sec urities.